NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONSUMER PORTFOLIO SERVICES, INC.

16355 Laguna Canyon Road, Irvine California 92618

Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, June 4, 2008 at the Company's principal executive offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

•	To elect the Company's entire Board of Directors for a one-year term.

•	To ratify the appointment of McGladrey & Pullen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2008.

•	To approve an amendment to the Company’s 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable from 3,000,000 to 5,000,000

•	To approve the material terms of the Company’s Executive Management Bonus Plan, including an amendment that increases the maximum bonuses that may be paid under such Plan;

•	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Thursday, April 24, 2008 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Mark Creatura, Secretary
Dated: April 29, 2008

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CONSUMER PORTFOLIO SERVICES, INC.

16355 Laguna Canyon Road

Irvine, California 92618

949-753-6800

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 4, 2008

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Wednesday, June 4, 2008 at the Company's principal executive offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on April 24, 2008, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 18,953,700 shares of CPS Common Stock issued and outstanding.  Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about May 1, 2008.  The Company will pay the expenses incurred in connection with the solicitation of proxies.  The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation.  The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominations

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected.  The entire board of directors of the Company is elected annually.  Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them. Except as noted below, none of the nominees currently serve on the board of directors of any other publicly-traded companies.

Charles E. Bradley, Jr., 48, has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001.  Mr. Bradley has been the Company's Chief Executive Officer since January 1992.  From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm.  From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm.

Chris A. Adams, 59, has been a director of the Company since August 2007.  Since 1982 he has been the owner and chief executive of Latrobe Pattern Company and K Castings Inc., which are firms engaged in the business of fabricating metal parts.

E. Bruce Fredrikson, 70, has been a director of the Company since March 2003.  He is a Professor of Finance, Emeritus, at Syracuse University's Martin J. Whitman School of Management, where he taught from 1966 to 2003.  Mr. Fredrikson has published numerous papers on accounting and finance topics.  He is also the non-executive chairman of the board of directors of Track Data Corporation and a director of Colonial Commercial Corp.

Brian J. Rayhill, 45, has been a director of the Company since August 2007.  Mr. Rayhill has been a practicing attorney in New York State since 1988.

William B. Roberts, 70, has been a director of the Company since its formation in March 1991.  Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.

John C. Warner, 60, was elected as a director of the Company in April 2003.  Mr. Warner was chief executive officer of O'Neill Clothing, a manufacturer and marketer of apparel and accessories, from 1996 until his retirement in May 2006.

Gregory S. Washer, 46, has been a director of the Company since June 2007.  He has been the owner and president of Clean Fun Promotional Marketing LLC, a promotional marketing company, since its founding in 1986.

Daniel S. Wood, 49, has been a director of the Company since July 2001.  Mr. Wood was president of Carclo Technical Plastics, a manufacturer of custom injection moldings, until his retirement in April 2007.  He now serves as a consultant to that company.  Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation, the predecessor to the business of Carclo Technical Plastics.

The Board of Directors has established an Audit Committee, a Compensation and Stock Option Committee, and a Nominating Committee.  Each of these three committees operates under a written charter, adopted by the Board of Directors of the Company.  The charters are available on the Company’s website, www.consumerportfolio.com.  The Board of Directors has concluded that each member of these three committees (every director other than Mr. Bradley, the Company's chief executive officer), is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them have a material relationship with the Company that would impair their independence from management or otherwise compromise the ability to act as an independent director.

The members of the Audit Committee are E. Bruce Fredrikson (chairman), John C. Warner and Daniel S. Wood. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions that may arise with respect to accounting and auditing policy and procedure.

The Board of Directors has further determined that Mr. Fredrikson has the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.  Such qualifications and experience are described above in this section.

The members of the Compensation and Stock Option Committee are Mr. Wood (chairman), William B. Roberts and Gregory S. Washer.  This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans.  Those plans include the Company's 1997 Long-Term Stock Incentive Plan, the Executive Management Bonus Plan, and the CPS 2006 Long-Term Equity Incentive Plan.

The members of the Nominating Committee are Brian J. Rayhill (chairman), Chris A. Adams and Mr. Fredrikson. Nominations for board positions are made on behalf of the Board of Directors by the nominating committee.  Because neither the Board of Directors nor its Nominating Committee has received recommendations from shareholders as to nominees, the Board of Directors and the Nominating Committee believe that it is and remains appropriate to operate without a formal policy with regard to any director candidates who may in the future be recommended by shareholders.  The nominating committee would consider such recommendations.

When considering a potential nominee, the nominating committee considers the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation.

Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the corporate secretary at the Company's principal executive offices, indicating whether the shareholder wishes to communicate with the nominating committee or with the Board of Directors as a whole.  The present policy of the Company is to forward all such correspondence to the designated members of the Board of Directors.  There have been no changes in the procedures regarding shareholder recommendations in the past year.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company.  Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2007 were timely filed, except that Mr. Terry filed one report late.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which applies to the Company's chief executive officer, chief financial officer, controller and others.  A copy of the Code of Ethics may be obtained at no charge by written request to the Corporate Secretary at the Company's principal executive offices.

Meetings of the Board

The Board of Directors held eight meetings (including regular and special meetings) and acted three times by written consent during 2007.  The Audit Committee met eight times during 2007, including at least one meeting per quarter to review the Company's financial statements, and acted one time by written consent, while the Compensation and Stock Option Committee met four times during 2007 and acted five times by written consent.  The nominating committee met twice during 2007 and did not act by written consent.  Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2007.  The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders.  Other than Mr. Bradley, no directors attended last year’s annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of McGladrey & Pullen, LLP ("McGladrey") to be the Company's independent auditors for the year ending December 31, 2008.  McGladrey was the Company’s principal auditor for the preceding year, ended December 31, 2007.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting.  If the shareholders do not ratify the selection of McGladrey at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives of McGladrey are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Information relating to the fees billed by McGladrey to the Company appears below.

Audit Fees

The aggregate fees billed by McGladrey for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2007, for the review of the financial statements included in the Company's quarterly reports on Form 10-Q filed in 2007 and for services that are normally provided by the auditor in connection with statutory or regulatory filings or engagements were $971,000.

The aggregate fees billed by McGladrey for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2006, for the review of the financial statements included in the Company's quarterly reports on Form 10-Q filed in 2006, and for services that are normally provided by the auditor in connection with statutory or regulatory filings or engagements were $1,048,000.

Audit-Related Fees

The aggregate fees billed by McGladrey for audit-related services for the fiscal years ended December 31, 2007 and 2006 were $316,000 and $138,000, respectively.  These professional services were rendered in conjunction with the Company's securitization and financing transactions, the audit of the MFN Financial Corporation benefit plan, and consultations concerning financial accounting and reporting standards.

Tax Fees

The aggregate fees billed by McGladrey for tax services in the fiscal years ended December 31, 2007 and 2006 were $570,000 and $515,000, respectively.  Tax services provided by McGladrey consisted of preparation of various State and Federal income tax returns for the Company and its subsidiaries.

All Other Fees

No other fees were billed by McGladrey in the last fiscal years ended December 31, 2007 and December 31, 2006.

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization.  The Audit Committee has delegated to its chairman and its vice-chairman the authority to approve performance of services on an interim basis. In the fiscal years ended December 31, 2007 and December 31, 2006, all services for which audit fees or audit related fees were paid were preapproved by the Audit Committee as a whole, or pursuant to such delegated authority.

In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP.

PROPOSAL NO. 3 – AMENDMENT OF 2006 LONG-TERM EQUITY INCENTIVE PLAN

The Board of Directors proposes that the shareholders approve an amendment (the "Amendment") to the Company's 2006 Long-Term Equity Incentive Plan (the "Plan").  The Amendment would increase the maximum number of shares issuable under the Plan in total from 3,000,000 to 5,000,000, and would increase the maximum number of shares that may subject to awards granted to any one individual over the life of the Plan from 500,000 to 1,000,000.

The Board believes that stock options are essential to attract and retain the most talented personnel available for positions of substantial responsibility, to encourage ownership of the Common Stock by employees of the Company and its subsidiaries, and to promote the Company's success by providing both rewards for exceptional performance and long-term incentives for future contributions.  The Board of Directors believes that the number of shares currently available for issuance will be insufficient to achieve the purposes of the Plan unless additional shares are authorized.  In April 2008 the Board and its Compensation Committee acted to amend the Plan (the "Amendment") by increasing by 2,000,000 the total number of shares available for issuance under the Plan, and directed that the Amendment be submitted to the shareholders for approval.  The Board recommends that the shareholders approve the Amendment, in order to allow the Company to continue to offer stock options to key employees and directors as part of its overall compensation package. The Amendment will not take effect unless approved by the shareholders.

The number of shares of Common Stock reserved for issuance under the Plan prior to the proposed Amendment is 3,000,000.  Of such shares, approximately 2,765,000 are the subject of outstanding valid options.  It should be noted that the Company previously maintained a 1991 Stock Option Plan (the "1991 Plan"), under which a total of 2,657,870 shares were issued to directors, officers and other employees, and a 1997 Long-Term Incentive Plan (the "1997 Plan"), under which a total of 2,826,570 shares were issued to directors, officers and other employees.  An aggregate of 3,901,299 shares may be issued in the future upon exercise of options outstanding under the 1991 Plan and the 1997 Plan.  The 1991 Plan and 1997 Plan have expired, and therefore no new grants can be made under those plans.

Description of the Plan

The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards (as those terms are described below) to employees and directors of the Company and its subsidiaries.  The Company has 892 employees and seven non-employee directors, all of whom are eligible to participate in the Plan; however, based on past practice and present policy, it would be reasonable to expect that it will be the Company’s managerial and officer employees (59 individuals) and its seven non-employee directors who will receive awards under the Plan. From the inception of the Plan in 2006 to the present, no awards other than stock options have been granted under the Plan, and there are no current plans to issue any awards other than stock options.

The Board or a Committee of the Board consisting of two or more non-employee directors may administer the Plan.  Currently, the Compensation Committee of the Board administers the Plan.  The Board or the Committee has authority to administer and interpret the Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Plan.  The Board or the Committee has authority to determine the employees and directors to be granted stock options under the Plan and to determine the size, type and applicable terms and conditions of such grants.

Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries.  However, it can reasonably be anticipated that each person nominated for election as a director at the Annual Meeting, and each executive officer of the Company, may at some time in the future receive grants under the Plan.  The maximum number of shares of Common Stock that may subject to awards granted to any one individual over the life of the Plan has been 500,000, and would be increased by the Amendment to 1,000,000.

The Board or the Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time.  The exercise price of stock options is set by the Board or the Committee at the time of the granting of an option, and will not be less than the fair market value of such shares at the time of grant.  It is anticipated that awards will be granted in consideration of the recipients’ continued service with the Company.  In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The closing price of the Company's Common Stock on the Nasdaq Stock Exchange LLC on April 25, 2008, was $2.82 per share, and the additional 2,000,000 shares to be authorized for issuance under the Plan thus have an aggregate market value of $5,640,000.

The term of stock options granted under the Plan may not be more than ten (10) years from the date of grant.  Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier’s check, or otherwise as provided in specific option agreements.  Unless otherwise provided by the Board or the Committee administering the Plan, awards granted under the Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the Plan must be approved by the shareholders of the Company.  The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the Plan.

Federal Income Tax Consequences Relating to the Plan

The federal income tax consequences of an optionee's participation in the Plan are complex and subject to change.  The following discussion is a summary of the general rules applicable to stock options.  Recipients of stock options under the Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

Incentive Stock Options

Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code").  Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee.  The federal income tax consequences of an employee's participation in the Plan are discussed below.

Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise.  Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares.  In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain.  In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs.  The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options.  In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee.  Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options.  However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the Plan do not qualify for any special tax benefits to the optionee.  An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options.  Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price.  The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee.  If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options.  Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options.  Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

THE BOARD OF DIREC TORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE PLAN.

PROPOSAL 4 — APPROVAL OF THE MATERIAL TERMS OF THE COMPANY’S EXECUTIVE MANAGEMENT BONUS PLAN

Introduction

At the Annual Meeting, the Company’s shareholders will be requested to consider and act upon a proposal to approve the material terms of the updated Executive Management Bonus Plan (the “EMB Plan”), a copy of which is attached as Appendix A.

The EMB Plan is a formal statement of policies that have generally guided the Company’s criteria for award of annual bonus compensation to its officers for some years. The material terms of the existing EMB Plan were approved by the shareholders in June 2006.  Subsequent to that approval, the Compensation Committee has determined that the maximum limits contained in the EMB Plan should be increased, because trends in compensation indicate that those limits may be unduly low.  Pursuant to authorization by the Board of Directors, the Compensation Committee has amended the EMB Plan in certain respects, and has directed that the material terms of the amended EMB Plan be submitted to the Company’s shareholders to request approval.

The purpose of the EMB Plan is to increase shareholder value by providing an incentive for the achievement of goals that support CPS strategic plan. Although no shareholder approval is required for the Company to enact and maintain a bonus plan for its executives, shareholder approval of the material terms of the EMB Plan is required to ensure tax deductibility by the Company of bonuses payable thereunder. Accordingly, the amendment to the EMB Plan will be effective whether or not the shareholders approve the material terms at the Annual Meeting.  If such approval is not given, and the Company in the future pays compensation thereunder in excess of the limits contained in the pre-amendment EMB Plan, the Company's ability to treat such compensation as a deductible expense for tax purposes may be limited.  The Company, acting through its Compensation Committee, would take that fact into account in determining whether to exceed the pre-amendment limits.

Description

Set forth below is a summary of the material terms of the EMB Plan that shareholders are being asked to approve.

Administration. The EMB Plan will be administered by the Compensation Committee of the Board. Among other things, the Compensation Committee will have the authority to select participants in the EMB Plan from among the Company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. The Compensation Committee also will have the authority to establish and amend rules and regulations relating to the administration of the EMB Plan. All decisions made by the Compensation Committee in connection with the EMB Plan will be made in the Compensation Committee’s sole discretion and will be final and binding.

Eligibility. The chief executive officer and other officers of the Company and its subsidiaries (approximately 21 officers), as recommended and designated by the Compensation Committee, are eligible to be granted awards under the EMB Plan.

Terms of Awards. Awards under the EMB Plan will be payable upon the achievement during each fiscal year of specified objective and individual performance goals. At the beginning of each fiscal year, the Compensation Committee will establish the performance goals (both objective and individual) for each plan participant, the relative weighting between the objective and individual performance goals and the target amount of the award that will be earned if the performance goals are achieved in full. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided that the Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the payout calculated under the EMB Plan.

Objective Performance Goals. The EMB Plan provides that at the beginning of each plan year (the Company’s fiscal year), the Compensation Committee selects one or more specific objective performance measures from among the following: earnings per share, earnings per share before tax, return on capital, originations growth, originations volume, return on assets shareholder total return, and portfolio net loss percentage (collectively, the “Objective Performance Measures”). The Compensation Committee then sets Objective Performance Goals for each participant based on the Objective Performance Measure or Measures selected, together with related target awards. The weighting of the Objective Performance Goals may vary from participant to participant. For the year 2008, the Compensation Committee has selected earnings per share before tax as the Objective Performance Measure for all participants. The maximum amount payable under the EMB Plan to any individual with respect to achievement of the Objective Performance Goals is $2,500,000 in the case of an individual serving as chief executive officer, and $500,000 in the case of any other participant.  These maximum amounts represent increases from $1,500,000 and $300,000, respectively, prior to the amendment.

The actual awards to be paid under the EMB Plan cannot be determined at this time since the awards are dependent on the Company’s financial performance for the year 2008 and subsequent years.  The aggregate amounts awarded with respect to the years 2006 and 2007 were $3,171,000 (18 participants) and $3,656,000 (21 participants), respectively.

Individual Performance Goals. The EMB Plan provides further that the remaining portion of the total bonus payout available to participants is to be based on individual goals with corresponding percentage weights designed to measure a participant’s achievements. Such Individual Performance Goals may differ from participant to participant and are established for each plan year.

Target Awards. The Compensation Committee will also determine the amount of the target awards that will be paid to each plan participant if the Objective Performance Goals and Individual Performance Goals are met and the method by which such amounts will be calculated.

Reason for Shareholder Approval

The EMB Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. (See “Report of the Compensation Committee on Executive Compensation,” below.) However, “performance-based compensation,” which is compensation paid solely upon the achievement of Objective Performance Goals, the material terms of which are approved by the shareholders of the paying corporation, will still qualify for a corporate tax deduction. The shareholders of the Company are accordingly being asked to approve the material terms of the EMB Plan, as described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE EXECUTIVE MANAGEMENT BONUS PLAN.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2007, 2006 and 2005 by the Company's chief executive officer, by its chief financial officer, and by the three other most highly compensated individuals (such five individuals, the "named executive officers") who were serving in such positions or as executive officers at any time in 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total
Charles E. Bradley, Jr.	2007	$840,000	$1,500,000	$561,864	$ 2,100	$2,903,964
President & Chief	2006	780,000	1,250,000	305,136	1,850	2,336,986
Executive Officer	2005	735,000	1,000,000	458,240	1,600	2,194,840

Jeffrey P. Fritz	2007	305,000	212,000	93,122	2,100	723,222
Sr. Vice President – Accounting	2006	276,000	258,000	152,568	1,844	688,412
& Chief Financial Officer (3)	2005	240,000	197,000	281,430	1,552	719,982

Curtis K. Powell	2007	300,000	212,000	93,122	2,100	718,222
Sr. Vice President –	2006	283,000	209,000	152,568	1,850	646,418
Originations & Marketing	2005	270,000	208,000	124,500	1,600	604,100

Robert E. Riedl	2007	305,000	212,000	93,122	2,100	723,222
Sr. Vice President – Finance	2006	281,000	253,000	152,568	1,850	688,418
& Chief Investment Officer (4)	2005	255,000	209,000	176,810	1,594	642,404

Chris Terry	2007	307,000	215,000	93,122	2,100	728,222
Sr. Vice President –	2006	274,000	269,000	152,568	1,822	697,390
Servicing	2005	203,000	191,000	281,347	1,463	676,810

(1)	Represents the dollar value of accrued for financial accounting purposes in connection with the grant of such options
(2)
Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers. Company contributions to the 401(k) Plan were $1000 per individual in 2004 and 2005, and $1250 in 2006 and $1500 in 2007.

(3)	Mr. Fritz became an executive officer in August 2004, and was named chief financial officer in April 2006.
(4)	Mr. Riedl became an executive officer in January 2003, was chief financial officer from August 2003 to April 2006, and was named chief investment officer in April 2006.

Grants of Plan-Based Awards in Last Fiscal Year

The Company in the year ended December 31, 2007, did not grant any stock awards or stock appreciation rights to any of the named executive officers.  The Company has from time to time granted options to substantially all of its management and marketing employees, and did so in February and July of 2007.  The following table provides information on grants of plan-based awards in 2007 to the named executive officers, all of which were included in the February and July grants.  Each of the options reported in the table below becomes exercisable as to 20% of the total number of underlying shares on the first through fifth anniversaries of the grant date, and expires on the tenth anniversary.

Grants of Plan-Based Awards

Name	Grant date	Number of shares underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Charles E. Bradley, Jr.	February 27, 2007	120,000	$6.91	450,744
	July 30, 2007	40,000	5.26	111,120
Curtis K. Powell	February 27, 2007	10,000	6.91	37,562
	July 30, 2007	20,000	5.26	55,560
Robert E. Riedl	February 27, 2007	10,000	6.91	37,562
	July 30, 2007	20,000	5.26	55,560
Jeffrey P. Fritz	February 27, 2007	10,000	6.91	37,562
	July 30, 2007	20,000	5.26	55,560
Chris Terry	February 27, 2007	10,000	6.91	37,562
	July 30, 2007	20,000	5.26	55,560

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth as of December 31, 2007 the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the exercise price and expiration date of each such option.  Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, 1997 Long-Term Equity Incentive Plan or 2006 Long-Term Equity Incentive Plan, at an option price per share no less than the fair market value per share on the date of grant. None of such individuals holds a stock award.

Number of shares underlying unexercised options (#) exercisable	Number of shares underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date
Charles E. Bradley, Jr.	11,100	0	$0.625	October 29, 2009
	250,000	0	1.75	September 21, 2010
	83,333	0	1.75	September 21, 2010
	83,333	0	2.50	January 17, 2011
	83,333	0	4.25	January 17, 2011
	185,000	0	1.50	July 23, 2012
	40,000	0	2.64	July 17, 2013
	240,000	0	4.00	April 26, 2014
	120,000	0	5.04	May 16, 2015
	40,000	0	6.00	December 30, 2015
	16,000	64,000	6.85	October 25, 2016
	24,000	96,000	6.91	February 27, 2017
	0	40,000	5.26	July 30, 2017

Jeffrey P. Fritz	80,000	0	4.25	November 12, 2014
	80,000	0	5.04	May 16, 2015
	20,000	0	6.00	December 30, 2015
	8,000	32,000	6.85	October 25, 2016
	2,000	8,000	6.91	February 27, 2017
	0	20,000	5.26	July 30, 2007

Number of shares underlying unexercised options (#) exercisable	Number of shares underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date
Curtis K. Powell	10,000	0	1.75	September 21, 2010
	10,000	0	2.50	January 17, 2011
	10,000	0	4.25	January 17, 2011
	25,000	0	1.50	July 23, 2012
	20,000	0	2.64	July 17, 2013
	20,000	0	4.00	April 26, 2014
	20,000	0	5.04	May 16, 2015
	20,000	0	6.00	December 30, 2015
	8,000	32,000	6.85	October 25, 2016
	2,000	8,000	6.91	February 27, 2017
	0	20,000	5.26	July 30, 2017

Robert E. Riedl	75,000	0	1.92	February 3, 2013
	20,000	0	2.64	July 17, 2013
	80,000	0	4.00	April 26, 2014
	40,000	0	5.04	May 16, 2015
	20,000	0	6.00	December 30, 2015
	8,000	32,000	6.85	October 25, 2016
	2,000	8,000	6.91	February 27, 2017
	0	20,000	5.26	July 30, 2017

Chris Terry	5000	0	1.75	September 21, 2010
	5000	0	2.50	January 17, 2011
	5000	0	4.25	January 17, 2011
	27,500	0	1.50	July 23, 2012
	30,000	0	1.92	February 3, 2013
	20,000	0	2.64	July 17, 2013
	20,000	0	4.00	April 26, 2014
	20,000	0	5.04	May 16, 2015
	46,000	0	6.00	December 30, 2015
	8,000	32,000	6.85	October 25, 2016
	2,000	8,000	6.91	February 27, 2017
	0	20,000	5.26	July 30, 2017

Option Exercises in Last Fiscal Year

None of the named executive officers exercised any stock options during 2007; accordingly, no value was realized by any of such individuals in connection with stock option exercises.

Bonus Plan

The named executive officers and other officers participate in an executive management bonus plan (the “EMB Plan”).  The compensation appearing in the Summary Compensation Table above the caption "bonus" is paid pursuant to such plan. The EMB Plan is administered by the Compensation Committee of the Board. Among other things, the Compensation Committee selects participants in the EMB Plan from among the Company’s executive officers and determines the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. The Compensation Committee’s approach to determining individual bonus awards pursuant to the EMB plan is discussed further in the “Compensation Discussion and Analysis” section of this proxy statement.

Pension Plans

The company's officers do not participate in any pension or retirement plan, other than a tax-qualified defined contribution plan (commonly known as a 401(k) plan).

Director Compensation

The Company pays all non-employee directors a retainer of $3,000 per month, with an additional fee of $500 per month for service on a board committee ($1,000 for a committee chairman), and made that policy applicable to the newly created Nominating Committee, as well as to the Audit and Compensation Committees.  Non-employee directors also receive per diem fees of $1,000 for attendance in person at meetings of the board of directors, or $500 for attendance by telephone. No per diem fees are paid for attendance at committee meetings.  Pursuant to the Company's policy that is applicable to all of its non-employee members, the Board on July 30, 2007, issued options with respect to 15,000 shares to each non-employee director.  All such options are exercisable at $5.26 per share, the exercise price being the closing price on the date of grant.  Mr. Adams was not at that time and member of the board, and did not receive any such options.  Subsequently, in connection with his joining the board, Mr. Adams was granted options with respect to 30,000 shares, at an exercise price of $5.24 per share, which was the closing price on the August 27, 2007, date of grant.

Name of Director	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Charles E. Bradley, Jr. (3)	0	0	0
Chris A. Adams	17,750.00	37,908	55,658
E. Bruce Fredrikson	65,000.00	19,026	84,026
Brian J. Rayhill	65,000.00	19,026	84,026
William B. Roberts	51,000.00	19,026	70,026
John C. Warner	53,000.00	19,026	72,026
Gregory S. Washer	26,000.00	64,098	90,098
Daniel S. Wood	71,500.00	19,026	90,526

(1)    This column reports the amount of cash compensation earned in 2007 for Board and committee service.

(2)    This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the directors in 2007.  The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R.  The weighted average fair value per option was $1.31, based on assumptions of 2.0 years expected life, expected volatility of 36.44%, expected dividend yield of 0.0%, and a risk-free rate of 4.68%.

(3)    Mr. Bradley's compensation as chief executive officer of the Company is described elsewhere in this report.  He received no additional compensation for service on the Company's Board of Directors.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee throughout the fiscal year ended December 31, 2007 were Daniel S. Wood (chairman), William B. Roberts, John E. McConnaughy (through May 10, 2007) and Gregory S. Washer (from July 2007).  This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans.  Those plans include the Company's 1997 Long-Term Incentive Plan, the Executive Management Bonus Plan, and the CPS 2006 Long-Term Equity Incentive Plan.  None of the members of the committee is or has been an officer or employee of the Company or any of its subsidiaries.  None of our executive officers has served as a member of the board of directors or compensation committee of any entity for which a member of our board of directors or Compensation and Stock Option Committee served as an executive officer.

Compensation Discussion and Analysis

The Company's objectives with respect to compensation are several.  The significant objectives are to cause compensation (i) to be sufficient in total amount to provide reasonable assurance of retaining key executives, (ii) to include a significant contingent component, so as to provide strong incentives to meet designated Company objectives, and (iii) to include a significant component tied to the price of the Common Stock, so as to align management's incentives with shareholder interests.  The compensation committee ("Committee") of the Company's Board of Directors is charged with administering compensation plans to meet those objectives.  To the extent that elements of compensation would not advance such objectives, or would do so less effectively than would other elements, the Committee seeks to avoid paying compensation in those forms.

With respect to the retention objective, the Committee considers an executive's base salary to be the most critical component.  Acting primarily on the basis of recommendations of the chief executive officer, the Committee adjusts other officers' base salaries annually, with the adjustment generally consisting of a 3% to 10% increase from the prior year's rate.  Where exceptional circumstances apply, such as recruitment of a new executive officer, a promotion to executive officer status or a special need to retain an individual officer, the chief executive officer may recommend, and the Committee may approve, a larger increase.

To encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving designated specific objectives, the Company has implemented an annual payout bonus plan.  Under the Company's bonus plan as applied to the year ended December 2007, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries.  The chief executive officer in the first quarter of 2007 proposed designated specific objectives with respect to each named executive officer, and the Committee, after making certain modifications, set those objectives.  In October of 2007, the Committee evaluated achievement of the objectives, and authorized payment of a specific bonus to the chief executive officer.  Factors used in determining the amount of bonus are whether the executive and his department have met individual objectives set by the chief executive officer, whether the Company as a whole has met or exceeded budget targets, whether certain objectives for the individual and for the management group as a whole have been met, and a subjective evaluation of the officer's performance.  Numerical scores are assigned to each of these factors, and weighed pursuant to a formula that can result in a maximum bonus of 100% of base compensation.

Applying the above principles, the Committee in January 2008 approved bonus compensation to the named executive officers, other than the chief executive officer, of from 69% to 70% of their respective base salaries for the year ended December 31, 2007.  The variation in the percentages awarded was unusually small in 2007; it is generally reflective of the extent to which the named executive officers met their individual and department objectives.

The Committee also awards incentive and non-qualified stock options under the Company's stock option plans.  Such awards are designed to assist in the retention of key executives and management personnel and to create an incentive to create shareholder value over a sustained period of time.  The Company believes that stock options are a valuable tool in compensating and retaining employees.  During the year ended December 31, 2007, the Committee granted stock options to the Company's executive officers.  All such grants were awarded in February and July 2007, and all carry exercise prices equal to the market price for the Company's common stock at the dates of grant.  The terms of such options are described above, under the caption "Grants of Plan-Based Awards in Last Fiscal Year."  The numbers of shares made subject to each of the option grants were based on various factors relating to the responsibilities of the individual officers and to the extent of previous grants to such individuals.

Because the exercise price of all options granted is equal to or above the fair market value of the Company's common stock on the date of grant, the option holders may realize value only if the stock price appreciates from the price on the date the options were granted.  This design is intended to focus executives on the enhancement of shareholder value over the long term.

In exercising its discretion as to the level of executive compensation and its components, the Committee considers a number of factors.  Members of the Committee conduct informal surveys of compensation paid to comparable executives within and without the consumer finance industry.  The Committee finds these data useful primarily in evaluating the overall level of compensation paid or to be paid to the Company's executive officers.  Financial factors considered with respect to the year ended December 31, 2007 included the Company's increases in earnings, revenue and originations, and its having increased its servicing portfolio.  Most important, the Committee noted that the Company met and exceeded its budget objectives for the year.  Operational factors considered included individual and group management goals; indicators of the performance and credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including employee stability.  All of such factors are assessed with reference to the judgment of the Committee as to the degree of difficulty of achieving desired outcomes.  With respect to payment of annual bonuses and grants of stock options, the Committee also takes note of factors relating to the degree of the Company's success over the most recent year.

The Company also maintains certain broad-based employee benefit plans, such as medical and dental insurance, and a qualified defined contribution retirement savings plan (401(k) plan), in which executive officers are permitted to participate.  Such officers participate on the same terms as non-executive personnel who meet applicable eligibility criteria, and are subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.  The Company does not maintain any form of defined benefit pension or retirement plan in which executive officers may participate, nor does it maintain any form of supplemental retirement savings or supplemental deferred compensation plan.

Except as otherwise specifically noted, the principles discussed in this section regarding compensation and its components apply to all of the Company's executive officers, including its chief executive officer and also to executive officers other than the named executive officers.  The Company's general approach in setting the annual compensation of its chief executive officer is to set that officer's base compensation by reference to his base rate for the preceding year, to pay an annual bonus that is reflective of the quality of that officer's performance during the year, and to grant significant equity incentives, to date in the form of stock options, intended to align the officer's interests with those of the shareholders.  During the year ended December 2007, the Company's chief executive officer, Charles E. Bradley, Jr., received $840,000 in base salary.  In setting that rate in January 2007, the Committee considered the base salary rate that the Company had paid in the prior year ($780,000), the desirability of providing an annual increase (which in this case was approximately 7.7%), the desirability of ensuring retention of the services of the Company's incumbent chief executive officer, and the levels of chief executive officer compensation prevailing among other financial services companies.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers. At the request of the chief executive officer, the committee met on October 30, 2007 and evaluated that officer's performance for the year to date.  Comparing that performance with the objectives set, the committee authorized payment of a partial year bonus in the amount of $1,300,000.

The Committee in January 2008 met again to review the Company's and the chief executive officer's performance for the full year 2007, compared the performance with the objectives set at the beginning of 2007, and approved bonus compensation for its chief executive officer in the amount of $1,500,000, inclusive of the partial year bonus authorized in October.  The full year bonus represented approximately 179% of that executive's base salary for the year ended December 31, 2007.  In determining the appropriate levels of cash and equity compensation, the Committee considered the Company's financial performance, its success in accessing the securitization market before and after disruptions in that market beginning in the summer of 2007, and the levels of compensation paid to chief executives of other financial services companies.  The Committee also considered the extent to which the chief executive had met his individual management goals, which included tiered targets for the Company's overall budget, increasing the Company's purchases of receivables, obtaining equity analyst coverage, decreasing operating expenses, meeting the Company's capital requirements, improving the terms of the Company's warehouse financing facilities, management of risks, and succession planning.

The Committee's award of stock options to the Company's officers in February and July 2007 included option grants to the chief executive officer.  In determining the appropriate level of such grant, the Committee considered the long-term performance of the chief executive officer and the desirability of providing significant incentive for future performance, as well as the desirability of ensuring that officer's continued retention by the Company, and the various factors noted above with respect to option grants generally.

The Committee has from time to time considered providing additional elements of executive compensation.  It has considered elements such as restricted stock awards, compensation contingent on a change in control, defined benefit pension plans, deferred cash compensation, and supplemental retirement plans (supplemental in the sense that they exceed the limits for tax advantaged treatment).  To date, the Committee has elected not to pay compensation in such forms, having determined that the Company's objectives are better met by one or more of the elements of compensation that it does pay.  Regarding restricted stock units, the Committee has noted that any form of equity equivalent to or closely tied to common stock does serve to meet the objective of aligning officers' personal interest with that of the shareholders generally.  The Committee believes, however, that the objective is better met by grants of stock options than by grants of share equivalents, because recipients of the grants will face the same degree of variance in results at a lesser cost to the Company, when option grants are compared to grants of restricted stock units.  Regarding compensation that would be payable contingent on a change in control of the Company, the Committee believes that there are certain legitimate objectives to be met by such contingent compensation.  As of the date of this report, however, no such contingent compensation plans are in place.  Regarding defined benefit pension plans, deferred cash compensation and supplemental retirement plans, the Committee believes that the Company's retention objective is better met by straight cash payments, whether in the form of base salary or in the form of bonus compensation.  The Committee may in the future revisit its conclusions as to any of the components discussed above, or may consider other forms of compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with CPS management the Compensation Discussion and Analysis contained in this report.  Based on such review and discussions and relying thereon, we have recommended to the Company's Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE
Daniel S. Wood (chairman)
William B. Roberts
Gregory S. Washer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of the record date (April 24, 2008), by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, nominee or named executive officer of CPS, and (iii) all directors, nominees and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons.  Except as otherwise noted, each person named in the table has a mailing address at 16355 Laguna Canyon Road, Irvine, CA 92618.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Charles E. Bradley, Jr.	2,987,154	(2) (3)	14.8%
Chris A. Adams	44,000		*
E. Bruce Fredrikson	100,000		*
Brian J. Rayhill	105,000		*
William B. Roberts	929,107		4.9%
John C. Warner	95,000		*
Gregory S. Washer	117,550		*
Daniel S. Wood	122,000		*
Jeffrey P. Fritz	190,000		1.0%
Curtis K. Powell	303,000		1.6%
Robert E. Riedl	249,984		1.3%
Chris Terry	231,085		1.2%
All directors, nominees and executive officers combined (15 persons)	5,945,923	(2) (4)	27.5%
Millennium Management, L.L.C., 666 Fifth Ave., New York, NY 10103	1,469,618	(5)	7.4%
Dimensional Fund Advisors LP, 1299 Ocean Ave., Santa Monica, CA 90401	1,111,634	(6)	5.6%

*           Less than 1.0%
(1)
Includes certain shares that may be acquired within 60 days after April 24, 2008 from the Company upon exercise of options, as follows:  Mr. Bradley, Jr., 1,176,099 shares; Mr. Fredrikson, 80,000 shares; Mr. Rayhill, 85,000 shares; Mr. Roberts, 35,000 shares; Mr. Warner, 95,000 shares, Mr. Washer, 45,000 shares; Mr. Wood, 75,000 shares; Mr. Fritz, 190,000 shares; Mr. Powell, 135,000 shares; Mr. Riedl, 245,000 shares; and Mr. Terry, 188,500 shares.  The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan").  The 401(k) Plan provides an option for all participating employees to purchase stock in the Company indirectly by buying units in a mutual fund.  Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2)	Includes shares pledged as security by the named person, with respect to 1,673,832 shares of Mr. Bradley.
(3)
Includes 211,802 shares held by a trust of which Mr. Bradley is the co-trustee, and as to which shares Mr. Bradley has shared voting and investment power.  The co-trustee, who has shared voting and investment power as to such shares (representing 1.1% of outstanding shares), is Kimball Bradley, whose address is 11 Stanwix Street, Pittsburgh, PA 15222.

(4)	Includes 2,686,099 shares that may be acquired within 60 days after April 24, 2008, upon exercise of options and conversion of convertible securities.
(5)	Based on a report on Schedule 13G filed by the named person on February 12, 2008
(6)	Based on a report on Schedule 13G filed by the named person on February 6, 2008

The table below presents information regarding securities authorized for issuance under equity compensation plans, including the CPS 2006 Long-Term Equity Incentive Plan, as of December 31, 2007.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)
Plans approved by stockholders	6,126,299	$4.45	800,000
Plans not approved by stockholders	None	N/A	N/A
Total	6,126,299	$4.45	800,000

Audit Committee Report

The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company’s financial statements.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2007 (the "Audited Financial Statements").  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company.  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.  The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.  Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms.  Mr. Fredrikson, a nominee for re-election to the Board of Directors, is considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert."  A summary of his background is contained in this proxy statement under "Proposal No. 1 – Election of Directors."

THE AUDIT COMMITTEE
E. Bruce Fredrikson (chairman)
John C. Warner
Daniel S. Wood

CERTAIN TRANSACTIONS

Levine Leichtman.  At December 31, 2006, the Company was indebted to Levine Leichtman Capital Partners II, L.P. ("LLCP") in the amount of $25.0 million.  Such debt comprised two parts, represented by the "Term E Note" and "Term F Note," respectively.  The basic terms of such indebtedness are set forth in the table below.  LLCP was also at that time the holder of approximately 17.1% of the outstanding common shares of CPS.

Note	Principal amount	Interest rate	Date due
Term E Note	$15,000,000	11.75%	May 31, 2007
Term F Note	$10,000,000	11.75%	May 31, 2007

The Term F Note was paid on May 23, 2008.  In connection with that payment, the Company agreed with LLCP to modify the terms for repayment of the Term E Note.  Those modifications were (i) the maturity date of the Term E Note that was extended to August 31, 2008, with half of its outstanding balance ($7,500,000) due July 31, 2008, and (ii) the interest rate on the Term E Note was increased to 13.00% per annum.  No fees were paid in connection with those modifications.  The Company paid all outstanding indebtedness to LLCP on July 13, 2008. All of the Company's indebtedness to LLCP was secured by a blanket security interest in favor of LLCP, which was released in connection with repayment of all outstanding indebtedness.

Subsequently, on August 23, 2007, the Company purchased from LLCP (i) 1,500,000 shares of Company common stock, and (ii) a nominal price warrant to purchase an additional 1000 shares of common stock, for cash consideration of five dollars per share, or a total purchase price of $7,505,000.

The terms of the transactions between the Company and LLCP were determined by negotiation, and, in the case of the stock and warrant to purchase, by reference to the prevailing market price for the Company's common stock.  The price per share was agreed to on August 17, 2007, on which date the closing price of the common stock was $5.16 per share.  The parties also considered the recently prevailing prices for the common stock, which had averaged, over the preceding 30 days, $5.32 per share.

CPS Leasing.  The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL").  The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the chief executive officer and chairman of the board of directors of the Company.  CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term.   The Company financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit.  The aggregate amount of advances made by the Company to CPSL as of December 31, 2007, is approximately $494,000.

Employee Indebtedness.  To assist certain officers in exercising stock options, the Company or a subsidiary lent to such officers the exercise price of options such officers exercised in May and July 2002.  The loans accrued interest at 5.50% per annum, which compounded annually.  The entire principal and accrued interest was due in July 2007.  The chief executive officer (Mr. Bradley), one executive officer (Mr. Terry), and four officers other than executive officers borrowed money on those terms and have had a balance outstanding within the most recently completed fiscal year.  One of the other officers (Teri L. Clements) was promoted to an executive officer position in April 2007.  The highest balances of the loans for the period January 1, 2007 through the date of this proxy statement were $457,436 for Mr. Bradley, $24,832 for Ms. Clements, and $23,607 for Mr. Terry.  These loans have all been repaid, except for the loan to Mr. Bradley, which the Company may enforce by sale of pledged collateral.  Pursuant to the Sarbanes-Oxley Act of 2002, Company has ceased providing any loans to its executive officers.

The agreements and transactions described above (other than those between the Company and LLCP) were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company.  It is the Company's policy that any such transactions with persons having a control or fiduciary relationship with the Company may take place only if approved by the Audit Committee or by the members of the Company's Board of Directors who are disinterested with respect to the transaction, and independent in accordance with the standards for director independence prescribed by Nasdaq.  Such policy is maintained in writing in the charter of the Audit Committee.  In each case above such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect to the transaction.  The Company has determined that each of its nonemployee directors (Messrs. Adams, Fredrikson, Rayhill, Roberts, Warner, Washer and Wood) is independent in accordance with the Nasdaq standards.

FURTHER INFORMATION RELATING TO THE ANNUAL MEETING

Voting Of Shares

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors.  As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit.  However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes.  If any one holder has given such notice, all holders may cumulate their votes for nominees.  Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent.  The Inspector of Elections will also determine whether or not a quorum is present.  In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy.  Approval of each proposal other than election of directors requires the affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present (which shares voting affirmatively must also constitute at least a majority of the required quorum).  The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.  Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of McGladrey & Pullen LLP as the Company's independent auditors for the year ending December 31, 2008; FOR the amendment increasing the number of shares issuable under the Company's 2006 Long-Term Equity Incentive Plan; FOR approval of the material terms of the Executive Management Bonus Plan; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting.  If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter.  While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Shareholder Proposals

The Company plans to hold its year 2009 Annual Meeting of Shareholders on June 3, 2009.  In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2009 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by December 30, 2008.

Availability of Annual Report on Form 10-K

The Company has provided a copy of its 2007 Annual Report with this proxy statement.  Shareholders may obtain, without charge, a copy of the Company’s annual report on Form 10-K, upon written request.  Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618."  The Form 10-K is also available on the Company's website, www.consumerportfolio.com.

APPENDIX A

CPS EXECUTIVE MANAGEMENT BONUS PLAN

Approval by Shareholders
The material terms of the Executive Management Bonus Plan were submitted to the shareholders of CPS (“CPS” or the “Company”) on June 15, 2006, and will be submitted to the shareholders again, with certain material amendments, on June 4, 2008. Shareholder approval of the material terms of the Plan, including the Objective Performance Measures, is required in order for the bonuses paid upon achievement of the Objective Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Plan Term	Seven fiscal years beginning January 1, 2006

Plan Effective Date	January 1, 2006

Plan Year	Calendar year

Purpose	The purpose of the Plan is to increase shareholder value by providing an incentive for the achievement of goals that support CPS strategic plan.

Eligibility	CPS employees serving in positions of vice president and above are eligible to participate in the Plan.

The chief executive officer may recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by CPS, or if the Participant engages, directly or indirectly, in any activity that is competitive with any CPS activity.

If a Participant changes from an eligible position to an ineligible position during the Plan Period, eligibility to participate will be at the discretion of the Compensation Committee.

Target Bonus
The Target Bonus for each Participant shall be established by the Compensation Committee no later than ninety (90) days after the beginning of the Plan Year. The Target Bonus shall be the maximum amount that would be paid to the Participant under the Plan if 100% of Objective Performance Goals and 100% of Individual Performance Goals were met. The Target Bonus may be established as a percentage of Base Pay, a specific dollar amount, or according to another method established by the Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Objective Performance Goals and Individual Performance Goals.

Base Pay is the annual pay rate established for the Participant by CPS and in effect on the last day of the Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. CPS, in conjunction with the Compensation Committee, may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

Objective Goals
In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more objective performance measures from among Earnings Per Share, Earnings Per Share Before Taxes, Return on Capital, Originations Growth, Originations Volume, Return on Assets, Shareholder Total Return, and/or Portfolio Net Loss Percentage, and shall establish Objective Performance Goals based on such measures. The Compensation Committee shall select the Objective Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

The Compensation Committee shall select the amount of the Target Bonus for each Participant that will be determined by achievement of the Objective Performance Goals.

The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Objective Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

If the Objective Performance Goals selected by the Compensation Committee are not met, no bonus related to those goals is payable under the Plan.

Individual Goals	The portion of the Target Bonus not determined by achievement of the Objective Performance Goals shall be determined by the Participant’s achievement of Individual Goals.

Each Participant with Individual Goals shall submit such Individual Goals for approval by the Compensation Committee.

Bonus payable with respect to achievement of Individual Goals shall be neither increased nor decreased by reason of achievement or non-achievement of Objective Goals.

Bonus Payout and Eligibility
Bonus Payout for each Participant is based on the achievement of the Objective Performance Goals and the Individual Goals. A Bonus Payout under this Plan is earned as of the end of the Plan Year and will be paid according to the Plan, if the Participant:

1) remains a CPS employee through the end of the Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and

2) refrains from engaging during the Plan Year, directly or indirectly, in any activity that is competitive with any CPS activity.

The Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

Bonus Payout Calculation
Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Compensation Committee shall review and approve for each Participant: the target bonus; the Objective Performance Goals; and the relative weighting of the Goals for the Plan Year. Those metrics will be used to calculate the Bonus Payout for each Participant. Upon completion of the Plan Year, the Compensation Committee shall review the Bonus Payout Calculation for each Participant. The maximum Bonus Payout for the achievement of Objective Performance Goals payable to any one Participant in any Plan Year is $2,500,000 in the case of an individual serving as chief executive officer, and $500,000 in the case of any other participant.

Bonus Payout Prorations
For any employee who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with CPS is terminated prior to the end of the Plan Year because of disability or death, the Compensation Committee (1) shall prorate the Bonus Payout related to the Objective Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within CPS during the Plan Year, the Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.

Administration
Compensation Committee Responsibilities: Approve the Plan design, Objective Performance Goals, and Individual Goals for each Participant. Determine and certify the achievement of the Objective Performance Goals and Individual Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the chief executive officer and the Compensation Committee. All determinations by the Compensation Committee shall be final and conclusive.

Bonus Payout Administration
The Bonus Payout will be made as soon as administratively feasible and is expected to be on or before the 15th of March, following the end of each Plan Year. No amount is due and owing to any Participant before the Compensation Committee has determined the Bonus Payout.

The Company will withhold amounts applicable to Federal, state and local taxes, domestic or foreign, required by law or regulation. Contributions for 401(k) Plan are deducted from cash Bonus Payouts, based on the Participants’ elections then in effect.

Termination of Employment
The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any reason or for no reason. Employment and termination of employment are governed by CPS policy and not by the Plan.

Revisions to the Plan
The Plan will be reviewed by the chief executive officer and the Compensation Committee on a periodic basis for revisions. CPS may, in its discretion with or without notice, review, change, amend or cancel the Plan at any time.

CONSUMER PORTFOLIO SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2008

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 16355 Laguna Canyon Road, Irvine, California 92618 on June 4, 2008, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

CONSUMER PORTFOLIO SERVICES, INC.

June 4, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:		2.	To ratify the appointment of McGladrey & Pullen, LLP as independent auditors of the Company for the year ending December 31, 2008.
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	m Chris A. Adams m Charles E. Bradley, Jr. m E. Bruce Fredrikson m Brian J. Rayhill	3.	To approve an amendment of the Company's 2006 Long-Term Equity Incentive Plan which increases the number of shares issuable from 3,000,000 to 5,000,000.
☐ FOR ALL EXCEPT (See instrcutions below)	m William B. Roberts m John C. Warner m Gregory S. Washer m Daniel S. Wood	4.	To approve the material terms of the Company’s Executive Management Bonus Plan, including an amendment that increases the maximum bonuses that may be paid under such Plan

		5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder _____________________  Date________ Signature of Shareholder  _______________________  Date ________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CONSUMER PORTFOLIO SERVICES, INC.

June 4, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:		2.	To ratify the appointment of McGladrey & Pullen, LLP as independent auditors of the Company for the year ending December 31, 2008.
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	m Chris A. Adams m Charles E. Bradley, Jr. m E. Bruce Fredrikson m Brian J. Rayhill	3.	To approve an amendment of the Company's 2006 Long-Term Equity Incentive Plan which increases the number of shares issuable from 3,000,000 to 5,000,000.
☐ FOR ALL EXCEPT (See instrcutions below)	m William B. Roberts m John C. Warner m Gregory S. Washer m Daniel S. Wood	4.	To approve the material terms of the Company’s Executive Management Bonus Plan, including an amendment that increases the maximum bonuses that may be paid under such Plan

		5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder _______________________  Date________ Signature of Shareholder  ________________________  Date ________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.